EXHIBIT (23)(b)







                     CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to incorporation by reference in the Clark Equipment Company Registration Statements on Form S-3 No. 33-60062 and on Form S-8 (Nos. 33-28226, 33-13081, 2-99369, 2-77136, 2-67529, 2-61096, 2-53948, 2-39610,
2-24730, 2-17758, 2-16146, 33-36188, 33-44275, 33-56607, 33-56609 and
33-56611) of our report dated February 27, 1995 relating to the consolidated financial statements of VME Holding Sweden AB and subsidiaries and the related financial statement schedules as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, which report is included in the 1994 Annual Report on Form 10-K of Clark Equipment Company.


Gothenburg, Sweden
March 20, 1995

/s/ KPMG Bohlins AB

KPMG Bohlins AB